Exhibit 23.3
KPMG LLP
Suite 2000
303 Peachtree Street, NE
Atlanta, GA 30308
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synovus Financial Corp.:
We consent to the incorporation by reference in the registration statements (No. 2-94639 and No. 33-60475) on Form S-8 of Synovus Financial Corp. of our report dated April 24, 2009, with respect to the statements of financial condition of the Synovus Financial Corp. Director Stock Purchase Plan as of December 31, 2008 and 2007, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of the Synovus Financial Corp. Director Stock Purchase Plan, included as Exhibit 99.3 to the December 31, 2008 annual report on Form 10-K/A Amendment No. 1 of Synovus Financial Corp.
Atlanta, Georgia
April 24, 2009